Exhibit 4.2

17 EDUCATION & TECHNOLOGY GROUP INC.

Number	Class A Ordinary Shares

Incorporated under the laws of the Cayman Islands

Share capital is US$150,000 divided into

(i) 1,300,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 100,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and

(iii) 100,000,000 Shares of a par value of US$0.0001 each

THIS IS TO CERTIFY THAT                                                          is the registered holder of                                                           Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                              day of                                  by:

DIRECTOR